Exhibit 99.1

For Immediate Release

Contact: Robert J. Habig

650.610.2900

ir@avistar.com

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS

FOR THE FIRST QUARTER OF 2006

REDWOOD SHORES, CA – May 3, 2006 – Avistar Communications Corporation (NASDAQ: AVSR), a video collaboration platform provider, today announced financial results for the three months ended March 31, 2006.

Revenue for the three months ended March 31, 2006 was $1.9 million, compared to revenue of $1.8 million for the three months ended December 31, 2005 and $1.9 million for the three months ended March 31, 2005. Income from settlement and patent licensing was $1.1 million for each of the three months ended March 31, 2006, December 31, 2005 and March 31, 2005.

Avistar reported a net loss of $3.1 million, or $0.09 per basic and diluted share, for the three months ended March 31, 2006. Avistar reported a net loss of $2.1 million, or $0.06 per basic and diluted share, for the three months ended December 31, 2005 and $0.4 million, or $0.01 per basic and diluted share, for the three months ended March 31, 2005. The net loss for the first quarter of 2006 reflects $0.5 million of employee stock compensation expense associated with the Company’s implementation of Financial Accounting Standard (FAS) 123R during that quarter. Net loss during the three months ended December 31, 2005 and the three months ended March 31, 2005 did not include any employee stock compensation expense.

As of March 31, 2006, Avistar had cash and cash equivalents of $9.5 million and no debt.

“Several positive developments occurred during the first quarter of this year, leading us to believe that we are beginning to gain traction on our strategic initiatives,” stated Gerald J. Burnett, Chairman and Chief Executive Officer of Avistar. “We recognized the first meaningful revenue from our product and channel efforts with IBM, generating funded development proceeds from product integration efforts at a large joint customer. This initial activity is teaching us how best to “go to market” with IBM, leveraging our domain expertise in video collaboration with their exceptional channel resources, relationships and new Lotus product platform.”

Dr. Burnett continued, “The first quarter also saw the signing of the largest single order that we have received in over four years, purchased by one of the largest and best known financial institutions in the world. Additionally, we are initiating pilot implementations of short duration with two other financial institutions. We expect the combination of these activities will convert to supplemental orders and revenue recognition in subsequent quarters.”

“In addition to the sales developments that Jerry has spoken to, the first quarter of 2006 reflects several developments in the area of accounting,” said Robert J. Habig, Chief Financial Officer of Avistar. “Similarly to other public companies in the United States, Avistar began to expense stock compensation provided to employees during this recently-concluded quarter. Our net loss was negatively impacted by nearly half a million dollars attributable to this new expense category. We believe that equity compensation is a critical aspect of Avistar’s culture, and we anticipate continuing to provide this incentive for recruiting and retaining talent in our organization, all the while cognizant of the reporting impact of this non-cash charge. The first quarter of 2006 financial statements also reflect the reclassification of the proceeds from our November 2004 settlement and cross-licensing agreement with Polycom, Inc., as we agreed to do following discussions with the U.S. Securities & Exchange Commission. This amortization of net proceeds now appears as “income from settlement and patent licensing” within operations. Patent licensing proceeds which are generated without litigation will continue to be shown in “licensing revenue”.

About Avistar Communications Corporation

Avistar Communications Corporation develops, markets, and supports a video collaboration platform for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers business-quality video calling, recording, publishing to web and e-mails, video-on-demand, broadcast origination and distribution, and document sharing. Avistar video-enables business processes by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises. Founded in 1993, Avistar is headquartered in Redwood Shores, California, with sales offices in New York and London. Avistar’s technology is used in more than 35 countries.

Collaboration Properties, Inc. (CPI), a wholly owned subsidiary of Avistar, holds a current portfolio of 70 patents for inventions in the primary areas of video and network technology. CPI pursues patents for presence-based interactions, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a rich-service network video architecture to support Avistar’s product suite and customers. CPI offers licenses to its patent portfolio and Avistar’s video-enabling technologies to companies in the video conferencing, rich-media services, public networking, and related industries.

For more information, visit www.avistar.com.

Forward Looking Statements

Statements made in this news release that are not purely historical, including but not limited to statements regarding the impact of our activities with IBM and our prospects for achieving revenues and subsequent sales orders from new accounts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as market acceptance of Avistar’s products and its intellectual property, increased competition in the market for video collaboration products, technical limitations on the development and application of our products and challenges associated with protecting our intellectual property. As a result of these and other factors, Avistar expects to experience significant fluctuations in revenue and operating results, and there can be no assurance that Avistar will become or remain profitable in the future, or that its future results will meet expectations. These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. Avistar disclaims any intent or obligation to update these forward-looking statements.

~ financial statements follow ~

Copyright © 2006 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation.

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the three months ended March 31, 2006 and 2005

(in thousands, except per share data)

	Three Months Ended
	March 31, 2006	March 31, 2005
	(unaudited)
		Restated
Revenue:
Product	$877	$1,127
Licensing	32	—
Services, maintenance and support	949	795
Total revenue	1,858	1,922
Costs and expenses:
Cost of product revenue	632	450
Cost of services, maintenance and support revenue*	607	447
Income from settlement and patent licensing	(1,057)	(1,057)
Research and development*	1,272	641
Sales and marketing*	1,300	698
General and administrative*	2,256	1,273
Total costs and expenses	5,010	2,452
Loss from operations	(3,152)	(530)
Other income (expense):
Interest income	103	148
Other income expense, net	(7)	(5)
Total other income, net	96	143
Net loss	$(3,056)	$(387)

Net loss per share - basic and diluted	$(0.09)	$(0.01)
Weighted average shares used in calculating basic and diluted net loss per share	35,015	33,420

*Including stock based compensation of:
Cost of services, maintenance and support revenue	$36	$—
Research and development	147	—
Sales and marketing	112	—
General and administrative	180	9
	$475	$9

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

as of March 31, 2006 and December 31, 2005

(in thousands, except share and per share data)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$7,074	$8,216
Marketable securities	2,433	2,995
Total cash, cash equivalents and marketable securities	9,507	11,211
Accounts receivable, net of allowance for doubtful accounts of $102 and $121 at March 31, 2006 and December 31, 2005, respectively	1,678	1,428
Inventories, including inventory shipped to customers’ sites, not yet installed of $26 and $28 at March 31, 2006 and December 31, 2005, respectively	682	675
Deferred settlement and patent licensing costs	1,256	1,256
Prepaid expenses and other current assets	301	463
Total current assets	13,424	15,033
Long-term marketable securities	—	958
Property and equipment, net	306	311
Long term deferred settlement and patent licensing costs	3,345	3,685
Other assets	387	371
Total assets	$17,462	$20,358

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$987	$1,004
Deferred income from settlement and patent licensing	5,520	5,520
Deferred services revenue and customer deposits	1,418	712
Accrued liabilities and other	1,679	1,491
Total current liabilities	9,604	8,727
Long-term liabilities:
Long-term deferred income from settlement and patent licensing	14,464	15,789
Total liabilities	24,068	24,516
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at March 31, 2006 and December 31, 2005; 35,056,045 and 34,939,124 shares issued at March 31, 2006 and December 31, 2005, respectively	35	35
Less: treasury common stock, 1,181,625 at March 31, 2006 and December 31, 2005, respectively, at cost	(53)	(53)
Additional paid-in-capital	91,122	90,519
Other comprehensive loss	(7)	(12)
Accumulated deficit	(97,703)	(94,647)
Total stockholders’ equity (deficit)	(6,606)	(4,158)
Total liabilities and stockholders’ equity (deficit)	$17,462	$20,358

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

for the three months ended March 31, 2006 and 2005

(in thousands)

	Three Months Ended
	March 31, 2006	March 31, 2005
	(unaudited)
		Restated
Cash Flows from Operating Activities:
Net loss	$(3,056)	$(387)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	114	36
Stock based compensation for options issued to consultants and employees	475	2
Provision for doubtful accounts	(19)	33
Changes in assets and liabilities:
Accounts receivable	(231)	152
Inventories	(7)	3
Prepaid expenses and other current assets	162	8
Deferred settlement and patent licensing costs	340	314
Other assets	(16)	(2)
Accounts payable	(17)	(559)
Deferred income from settlement and patent licensing	(1,325)	(1,371)
Deferred services revenue and customer deposits	706	867
Accrued liabilities and other	188	(291)
Net cash used in operating activities	(2,686)	(1,195)

Cash Flows from Investing Activities:
Maturities of short-term marketable securities	1,525	—
Purchase of property and equipment	(109)	(77)
Net cash provided by (used in) investing activities	1,416	(77)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	128	70
Net cash provided by financing activities	128	70
Net (decrease) increase in cash and cash equivalents	(1,142)	(1,202)
Cash and cash equivalents, beginning of year	8,216	21,656
Cash and cash equivalents, end of period	$7,074	$20,454

Supplemental Cash Flow Information:
Cash paid for income taxes	$—	$315
Cash paid for interest	$2	$—